American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$239,042
Class B	$7,806
Class C	$10,006
Class F1	$7,328
Class F2	$384
Total	$264,566
Class 529-A	$4,003
Class 529-B	$548
Class 529-C	$938
Class 529-E	$205
Class 529-F	$145
Class R-1	$224
Class R-2	$1,897
Class R-3	$2,887
Class R-4	$1,154
Class R-5	$6,834
Total	$18,835

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4240
Class B	$0.3536
Class C	$0.3502
Class F1	$0.4239
Class F2	$0.4479
Class 529-A	$0.4183
Class 529-B	$0.3454
Class 529-C	$0.3462
Class 529-E	$0.3921
Class 529-F	$0.4376
Class R-1	$0.3524
Class R-2	$0.3383
Class R-3	$0.3919
Class R-4	$0.4208
Class R-5	$0.4488

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	560,937
Class B	21,476
Class C	28,329
Class F1	17,965
Class F2	1,601
Total	630,308
Class 529-A	9,985
Class 529-B	1,614
Class 529-C	2,856
Class 529-E	552
Class 529-F	368
Class R-1	688
Class R-2	5,892
Class R-3	7,620
Class R-4	2,900
Class R-5	18,151
Total	50,626

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.57
Class B	$18.43
Class C	$18.39
Class F1	$18.52
Class F2	$18.57
Class 529-A	$18.54
Class 529-B	$18.48
Class 529-C	$18.48
Class 529-E	$18.49
Class 529-F	$18.56
Class R-1	$18.45
Class R-2	$18.43
Class R-3	$18.48
Class R-4	$18.53
Class R-5	$18.57